Exhibit 10.16

AMENDMENT TO

OPTICAL CABLE CORPORATION EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 18th day of December, 2012, by and between Optical Cable Corporation, a Virginia corporation, hereinafter called the “Corporation”, and Neil D. Wilkin, Jr., hereinafter called the “Executive”, and provides as follows:

WHEREAS, the Corporation and the Executive entered into an Employment Agreement as of the tenth day of December, 2004, setting forth certain terms and conditions of the Executive’s continued employment by the Corporation (the “Employment Agreement”);

WHEREAS, subsequent to the effective date of the Employment Agreement, Section 409A of the Internal Revenue Code was enacted, adding certain requirements for continued tax favorable treatment of nonqualified deferred compensation arrangements;

WHEREAS, the Employment Agreement was amended as of December 31, 2008 in certain respects to comply with the requirements of Section 409A and the regulations promulgated thereunder;

WHEREAS, the Employment Agreement was amended and restated, in full, as of April 11, 2011 (the “Amended and Restated Employment Agreement”);

WHEREAS, the Amended and Restated Employment Agreement must be further amended in certain respects to comply with the requirements of Section 409A as interpreted by the Internal Revenue Service;

WHEREAS, the parties have mutually agreed upon the following amendments to the Amended and Restated Employment Agreement;

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as set forth in the Amended and Restated Employment Agreement and as set forth herein, and other and good and valuable consideration, receipt of which is hereby acknowledged, the parties covenant and agree as follows:

1. Section 10(c)(4)(iii) of the Amended and Restated Employment Agreement is modified to read in full as follows (in lieu of the current language of such section):

“The obligations of the Corporation to Executive under Section 10(c)(2) and Section 10(c)(3) are conditioned upon the Executive’s signing a release of claims in a form satisfactory to the Corporation within sixty (60) days of the date he receives or gives notice of termination of his employment, and upon the Executive not revoking such release before expiration of the statutory period during which such release may be revoked. Notwithstanding any contrary provision set forth in this Section 10(c)(4)(iii), the obligation of Executive to sign such release of claims is conditioned upon the Corporation providing to Executive a form of such release of claims that is reasonably satisfactory to the Corporation within fifteen (15) days of the date Executive receives or gives notice of termination of his employment.”

2. Except as modified by this Amendment, the Amended and Restated Employment Agreement of April 11, 2011 shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized representative and Executive has hereunto set his hand and seal on the day and year first above written.

OPTICAL CABLE CORPORATION

By:	/s/ Craig H. Weber
Craig H. Weber
Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Neil D. Wilkin, Jr.
Neil D. Wilkin, Jr.

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